FOR IMMEDIATE RELEASE


                                                               Investor Contact:
                                                             Thomas W. Eberhardt
                                                                    847-374-1949

                                                                  Media Contact:
                                                                    Daniel Bauer
                                                                    847-374-1943


                         APAC ANNOUNCES RESTRUCTURING CHARGE
                                FOR ITI ACQUISITION

     Deerfield, Ill. (June 25, 1998)   APAC TeleServices, Inc. (NASDAQ:APAC), a
premier provider of outsourced customer service and sales, today announced that the Company will record a second quarter pre-tax restructuring charge of $9 million, or $.11 per share, related to its acquisition of ITI Marketing Services, Inc.

     As a result of reorganization efforts and current business conditions in the teleservices industry, APAC has lowered its second quarter earnings estimates, before the impact of the restructuring charge, to $.04 per share. Consequently, the Company now expects to report a net loss in the second quarter
of $.07 per share.   These factors have prompted management to adjust second
half earnings estimates to  $.16-$.18 per share.

     The restructuring charge is primarily related to transitional costs associated with changes affecting APAC operations and infrastructure. The charge includes costs for consolidating outbound customer contact centers and the elimination of various other administrative costs.

     In conjunction with the acquisition last month of ITI Marketing Services, Inc., APAC designed an aggressive integration plan to increase efficiencies, share best practices, improve capacity utilization by leveraging infrastructure, and more closely align expenses with projected revenues. APAC's board of directors has approved this plan for immediate implementation.

     Theodore G. Schwartz, APAC's chairman and chief executive officer stated, "APAC is focused on the successful integration of ITI and the realization of our synergistic opportunities. We are fully committed to achieving our profitability objectives."

     APAC plans to immediately consolidate current volume by transferring assignments from the four least efficient of its customer contact centers to other operational centers. This shift, and subsequent closing of these four centers, will allow for the same level of work to be supported by fewer total workstations.


     Headquartered in the Chicago suburb of Deerfield, Illinois, APAC operates customer contact centers with more than 25,000 employees in 19 states. Founded in 1973, APAC seeks to optimize the value of its clients' customer relationships by improving customer service, increasing sales, leveraging technology and managing change for corporate growth. Clients include some of the best-managed, most highly respected corporations in America. These corporations represent a wide range of industries including business and consumer products, communications, delivery, energy, financial services, insurance, retail and technology. The Company's Web site address is www.apacteleservices.com.

     Paragren Technologies, Inc., APAC's wholly owned subsidiary, is headquartered in Reston, Virginia. Paragren provides innovative marketing solutions to drive enterprise-wide customer intelligence for organizations in the telecommunications, financial services, energy and retail industries. Paragren's solutions transform information in data warehouses to support customer-centric, one-to-one marketing. The Company's core competencies include the One-By-One(R) marketing software suite, consumer-panel market intelligence, data warehouse consulting and database outsourcing. Additional information is available on their Web site at www.paragren.com.

     Statements contained herein regarding APAC's expected growth, prospective business opportunities and future expansion plans are forward-looking statements that involve substantial risks and uncertainties. In accordance with the Private Securities Litigation Reform Act of 1995, following are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements: there can be no assurance that APAC will be able to maintain or accelerate its growth rate, effectively manage its rapid growth or maintain profitability. There can be no assurance that APAC can build out facilities in a timely and economic manner.
In the future, APAC may experience excess peak period capacity when it opens a new customer contact center or terminates or completes a large client program. APAC's agreements with its clients generally do not ensure that APAC will generate a specific level of net revenue, do not designate APAC as the client's exclusive service provider, and many are terminable by the client on relatively short notice. In addition, the amount of net revenue APAC generates from a particular client generally is dependent upon customers' interest in, and use of, the client's products or services. Readers are encouraged to review the section captioned "Information Regarding Forward-Looking Statements" on Form 10-K in APAC's Annual Report for the year ended December 28, 1997, which describes other important factors that may affect APAC's business, results of operations and financial condition.


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